Exhibit 99.1

AeroGrow Reports Results for the Third Quarter Ended December 31, 2013

Net Revenue Increases 67%; Sales to Retailers up 289% with Strong Holiday Sales; Record Quarterly Operating Profit Improves to $371K from Prior Year Loss

BOULDER, CO--(Marketwired – February 11, 2014) - AeroGrow International, Inc. (OTCQB: AERO) ("AeroGrow" or the "Company"), which sells the Miracle-Gro AeroGarden® line of high-output, soil-free indoor gardens, seed pod kits and accessory items, announced results for the quarter ended December 31, 2013, the third quarter of AeroGrow's 2014 fiscal year.

For the three months ended December 31, 2013, the Company recorded total revenue of $5.0 million, an increase of 67% over the same period in the prior year. The increase was primarily due to the significant improvement in retail channel net revenue in the quarter to $2.4 million, an increase of 289% year over year. Direct-to-Consumer net revenue also increased 8% to $2.5 million, vs. $2.3 million in the prior year period.  The company posted an operating profit of $371,000 in the quarter vs. a loss of $59,000 the prior year.

"This holiday season marked the first real selling opportunity since we formed our partnership with The Scotts Miracle-Gro Company and I’m proud to report strong growth across all key sales channels.  This growth was most evident in our retail channel, where we saw successful launches at Costco.com and The Home Depot, and significant growth at Amazon," said Mike Wolfe, AeroGrow's President and Chief Executive Officer. “We also began to see growth in our highly profitable Direct-to-Consumer channel after several years of decline.

“Our strong revenue growth led to substantial progress in our bottom line performance.  In addition to generating a healthy quarterly operating profit, we carefully monitor EBITDA as a gauge of our operating cash flow. Third quarter EBITDA was $685,000, a substantial improvement over EBITDA of $35,000 from the same quarter in the previous year.   After working for several years to balance overhead, gross margins and achieve a healthy balance sheet, I feel we are now poised to build on this success and achieve long term growth on both the top and bottom lines.

“The continued growth in the burgeoning indoor gardening market combined with enhanced product awareness from our co-branding with Scotts Miracle-Gro™ should lead to increased distribution. This, combined with continued discipline in our overhead and inventory purchasing, should translate to ongoing improvement in our results.”

On April 23, 2013 the Company announced that Scotts Miracle-Gro made a $4.5 million equity investment and IP acquisition with the Company, resulting in a 30% beneficial ownership interest in AeroGrow. In the process, AeroGrow took steps to entirely eliminate its long term debt, restructured the balance sheet to facilitate potential future transactions, and gained a valuable partnership for growth. The agreement affords AeroGrow the use of the globally recognized and highly trusted Miracle-Gro brand name while also providing AeroGrow a broad base of support in marketing, distribution, supply chain logistics, R&D, and sourcing.

RESULTS OF OPERATIONS

Three Months Ended December 31, 2013 Summary Overview

For the three months ended December 31, 2013, we generated $5.0 million of total revenue, an increase of 67.1%, or $2.0 million, relative to the same period in the prior year.  Due to our renewed focus on increasing retail distribution, retail sales increased 289.2% to $2.4 million.  Direct-to-Consumer sales increased 8.2%, to $2.5 million, reflecting new products, efficient advertising and joint marketing programs with The Scotts Miracle-Gro Company.   Sales to international distributors decreased by 25.8% to $17,000 in the three months ended December 31, 2013 relative to the same period in the prior year.

During the quarter we spent $781,000 in advertising expenditures to support our direct-to-consumer and retail channels, a 46.0% year-over-year increase compared to the same period in Fiscal 2013.  These expenditures were divided as follows:

•
Direct-to-Consumer advertising decreased from $534,000 to $391,000.  Efficiency, as measured by dollars of Direct-to-Consumer sales per dollar of related advertising expense, increased to $6.43 for the three months ended December 31, 2013, as compared to $4.35 for the same period in Fiscal 2013.

•	Retail advertising increased from $1,000 to $390,000 as the Company focused on driving product awareness on behalf of our retail partners.

For the three months ended December 31, 2013, AeroGarden sales represented 83.8% of total revenue, as compared to 62.1% in the prior year period.  This percentage increase, on a product line basis, was attributable to the large increase in sales in our retail channel, which tends to emphasize garden sales over seed kits and accessories, increased new customer prospecting efforts and success, and to the launch of our new AeroGarden ULTRA LED during the high demand holiday season.  Seed pod kit and accessory sales decreased as a percent of the total to 16.2% from 37.9% in the prior year period due largely to the size of the increase in garden sales.

Our gross margin for the three months ended December 31, 2013 was 42.3%, down from 44.0% in the prior year period, as we shifted our revenue mix from the higher margin Direct-to-Consumer channel to lower margin Retail distribution and shifted product mix to lower margin AeroGarden sales.  Our gross margin is also negatively affected by brand and intellectual property royalty fees associated with our strategic alliance with Scotts Miracle-Gro, which we believe will result in expanded sales outlets and higher sales volume.

In aggregate, our total operating expenses increased 26.6%, or $364,000, year-over-year, principally because we spent $380,000 more in advertising support for our larger retail partners.  This increase was slightly offset by reduced spending in research and development. As a result of increased sales, our operating profit was $371,000 for the three months ended December 31, 2013, as compared to an operating loss of $59,000 in the prior year period.

Other income and expense for the three months ended December 31, 2013 totaled $69,000, as compared to net other expense of $238,000 in the prior year period.  The net other expense in the current period includes $18,000 of expense relating to the fair value revaluation of the warrant held by Scotts Miracle-Gro.  The net other expense in the prior year period included $108,000 in non-cash amortization expense related to short-term promissory notes that were issued in September 2012.

Net income for the three months ended December 31, 2013 was $302,000, as compared to the $297,000 loss a year earlier.  The net profit reflected the higher retail sales attributable to expanded distribution, the popularity of rebranded Miracle-Gro AeroGarden products, and increased advertising dollars spent in that channel.

AEROGROW INTERNATIONAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months ended December 31,		Nine Months ended December 31,
(in thousands, except per share data)	2013	2012	2013	2012
Net revenue	$4,968	$2,972	$6,767	$5,533
Cost of revenue	2,867	1,665	3,977	2,905
Gross profit	2,101	1,307	2,790	2,628

Operating expenses
Research and development	17	94	72	302
Sales and marketing	1,262	882	2,127	1,765
General and administrative	451	390	1,231	1,407
Total operating expenses	$1,730	$1,366	$3,430	$3,474

Profit (loss) from operations	371	(59)	(640)	(846)

Other (income) expense, net
Fair value changes in derivative warrant liability	18	-	31	-
Interest expense	14	228	65	441
Interest expense – related party	2	9	8	25
Debt conversion cost	-	-	-	6,648
Other expense (income)	35	1	(498)	(97)
Total other expense, net	69	238	(394)	7,017

Net income (loss)	$302	$(297)	$(246)	$(7,863)
Less: Deemed dividend on convertible preferred stock	-	-	(268)	-
Less: Preferred stock dividend	(226)	-	(367)	-
Net loss attributable to common shareholders	$76	$(297)	$(881)	$(7,863)

Net income (loss) per share, basic	$0.01	$(0.05)	$(0.10)	$(1.35)

Net income (loss) per share, diluted	$0.01	$(0.05)	$(0.10)	$(1.35)

Weighted average number of common shares outstanding, basic	5,906	5,905	5,905	5,826

Weighted average number of common shares outstanding, diluted	5,992	5,905	5,905	5,826

AEROGROW INTERNATIONAL, INC.
CONDENSED BALANCE SHEETS
	December 31, 2013	March 31, 2013
(in thousands, except share and per share data) ASSETS	(Unaudited)	(Derived from Audited Statements)
Current assets
Cash	$1,274	$525
Restricted cash	15	42
Accounts receivable, net of allowance for doubtful accounts of $13 and $1 at December 31, 2013 and March 31, 2013, respectively	1,473	173
Other receivables	131	169
Inventory	1,598	1,229
Prepaid expenses and other	223	205
Total current assets	4,714	2,343
Property and equipment, net of accumulated depreciation of $2,982 and $2,869 at December 31, 2013 and March 31, 2013, respectively	335	266
Other assets
Intangible assets, net of $0 and $135 of accumulated amortization at December 31, 2013 and March 31, 2013, respectively	2	195
Deposits	146	145
Deferred debt issuance costs, net of accumulated amortization of $271 and $255 at December 31, 2013 and March 31, 2013, respectively	7	23
Total other assets	155	363
Total assets	$5,204	$2,972

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$756	$379
Accrued expenses	809	292
Customer deposits	-	157
Deferred rent	4	6
Notes payable	-	518
Notes payable – related party	-	122
Current portion – long term debt	112	-
Warrant liability	595	900
Debt associated with sale of IP	271	-
Total current liabilities	2,547	2,374
Long term debt	-	1,169
Total liabilities	2,547	3,543
Commitments and contingencies
Stockholders' equity (deficit)
Preferred stock, $.001 par value, 20,000,000 shares authorized, 2,649,007 and no shares issued and outstanding at December 31, 2013 and March 31, 2013, respectively	3	-
Common stock, $.001 par value, 750,000,000 shares authorized, 5,906,635 and 5,904,877 shares issued and outstanding at December 31, 2013 and March 31, 2013, respectively	6	6
Additional paid-in capital	79,167	75,427
Stock dividend to be distributed	367	-
Accumulated deficit	(76,886)	(76,004)
Total stockholders' equity (deficit)	2,657	(571)
Total liabilities and stockholders' equity (deficit)	$5,204	$2,972

AEROGROW INTERNATIONAL, INC.
EBITDA CALCULATION

	Three Months Ended December 31, (in thousands)
	2013	2012
Operating profit (loss)	$371	$(59)
Add back non-cash items:
Depreciation	42	49
Amortization	-	3
Stock based compensation	89	42
Common stock warrant expense	18	-
Scott’s Miracle-Gro IP royalty and branding license	165	-
Total non-cash items	314	94
EBITDA	$685	$35

EBITDA is a non-GAAP measure. The U.S. GAAP measure most directly comparable to EBITDA is net earnings. The non-U.S. GAAP financial measure of EBITDA should not be considered as an alternative to net earnings. EBITDA is not a presentation made in accordance with U.S. GAAP and has important limitations as an analytical tool. EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Because EBITDA excludes some, but not all, items that affect net earnings and is defined differently by different companies, our definition of EBITDA may not be comparable to similarly titled measures of other companies.

About AeroGrow International, Inc.
Headquartered in Boulder, Colorado, AeroGrow International, Inc. is the leader in the rapidly growing indoor gardening market place. AeroGardens allow anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. For more information, visit http://www.aerogrow.com.

About Scotts Miracle-Gro
With more than $2.8 billion in worldwide sales, The Scotts Miracle-Gro Company (NYSE: SMG), through its wholly-owned subsidiary, The Scotts Company LLC, is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are the most recognized in the industry. In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., Scotts operates Scotts LawnService®, the second largest residential lawn care service business. For additional information, visit www.scotts.com.

Forward-Looking Statements
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Mike Wolfe and/or the Company, statements regarding growth of the AeroGarden product line, ability to raise capital, optimism related to the business, expanding sales, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including in "Item 1A Risk Factors" of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2013. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Investor Relations:
Genesis Select Corp.
Kim Rogers
303-415-0200
krogersc@genesisselect.com